Exhibit 4.28

Execution Version

SHARE OPTION AGREEMENT

THIS SHARE OPTION AGREEMENT (this “Agreement”), dated as of January 27, 2026, is made between SCHMID Group N.V. (the “Company”), and Black Forest Special Situations I (the “Investor”), pursuant to Section 7 of the facility agreement dated December 16, 2025 among the Company, the Investor, Christian Schmid and Anette Schmid (the “Facility Agreement”).

RECITALS

A. The Facility Agreement provides for an aggregate loan amount of up to EUR 10,000,000 to be paid out in two tranches in December 2025 and January 2026.

B. On December 18, 2025, the first tranche of EUR 2,500,000 (the “First Tranche”) has been paid out to the Company.

C. In January 2026, the Company and the Investor agreed that the second tranche of EUR 7,500,000 in relation to the Facility Agreement would not be drawn by the Company.

D. In accordance with the Facility Agreement, the Company has undertaken to grant to Investor options in relation to the purchase of ordinary shares of the Company (the “Shares”) as compensation for providing the First Tranche, the terms of which were, in principle, set out in Section 7 of the Facility Agreement and are further specified in this Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration as set out in the Facility Agreement, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Grant of Options. The Company hereby, in accordance with the obligations entered into in the Facility Agreement, grants to the Investor 1,250,000 options (the “Options”) to purchase an aggregate of 1,250,000 Shares (i.e. one Option provides the right to purchase one Share). The Options are in all respects limited and conditioned as hereinafter provided in this Agreement.

2.Exercise Price. The exercise price of the Shares covered by the Options shall be $4.1956 per Share (the “Exercise Price”) which constitute, as set out in the Facility Agreement, the trailing six month SEC 10b-18 volume weighted average price of the Shares of the Company as at December 12, 2025.

3.Term. The Options shall expire on December 16, 2030 (the “Expiration Date”). None of the Options shall be exercisable on or after the Expiration Date.

4.Transferability of Options. The Options are not assignable or transferable, in whole or in part, by the Investor other than (i) with the prior written consent of the Company (such consent not to be unreasonably withheld), or (ii) to one or more shareholders of the Investor (each a “Permitted Transferee”). The Company shall keep a register of the holders of the Options, which initially shall include that all Options are held by the Investor. Upon notice by the Investor and/or a Permitted Transferee to the Company of a transfer or assignment of Options to one or more Permitted Transferees in accordance with this Section 4, the Company shall promptly update its register of the holders of the Options accordingly (for the avoidance of doubt, such register can be kept by the Company informally in written form, e.g. by internal notes such as Company-internal emails).

5.Method of Exercising Options.

a.Written Notice. Subject to the terms and conditions of this Agreement, the Options may be exercised by written notice (the “Written Notice”) to the Company (in accordance with the notice provisions set out in the Facility Agreement, or, by e-mail to the Company’s CFO). The form of such notice is attached hereto as Exhibit A and shall state the election to exercise the Options and shall be signed by the Investor or the Permitted Transferee(s) so exercising the Options.

b.Full Exercise of Options and Number of Written Notices. The Written Notice must be exercised only in relation to all Options held by the Investor or the relevant exercising Permitted Transferee(s). In order to limit expenses for the Company for multiple Written Notices and the administrative burden to the Company in relation to issuing shares, such Written Notices relating to the Options shall be limited to 6 cost free Written Notices in the aggregate. Any Permitted Transferee which submits a Written Notice after the initial 6 Written Notices, shall reimburse costs to the Company of EUR 10,000 per Written Notice for the issuance of new shares in relation to such Written Notice.

c.Issuance of Shares. Following the receipt of the Written Notice, the Company shall, within 15 Business Days from the date of the Written Notice, perform all actions (including any notarial requirements under Dutch law) to issue a number of Shares equalling the number of Options exercised by the persons exercising the Options (subject to the payment of the Exercise Price as set out below).

d.Payment of Exercise Price. The Exercise Price for the Shares shall be paid to the Company in cash to an account of the Company to be specified by the Company and shall be paid to such account prior to the issuance of the Shares (as required by Dutch law to issue the Shares).  The relevant account shall be specified by the Company within five (5) Business Days of the receipt of Written Notice by the Company.

e.Entry of Shares in Share Registry. The Company shall issue the Shares and cause the Company's share transfer agent Continental Stock Transfer and Trust Company (“Continental”) to register the Shares in the name of the exercising persons in the Company's share register at Continental. The Investor or any Permitted Transferee exercising the Options set out in the Written Notice shall provide all technical documents (e.g. a W-8/W-9) to the Company required to issue the Shares and register them with Continental.

6.Anti-Dilution Provisions.

a.Split-ups and Rights Offerings below Fair Market Value. If after the date of this Agreement the number of outstanding Shares of the Company is increased by a share dividend payable in Shares, or by a split-up of Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Shares issuable on exercise of the Options shall be increased in proportion to such increase in the outstanding Shares. A rights offering to holders of the Shares entitling holders to purchase Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Shares equal to the product of (i) the number of Shares actually sold in such rights offering multiplied by (ii) one (1) minus the quotient of (x) the price per Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 6.1, (i) if the rights offering is for securities convertible into or exercisable for Shares, in determining the price payable for such Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Shares trade on Nasdaq or any other applicable exchange or in the applicable market, regular way, without the right to receive such rights.

b.Extraordinary Dividends. If the Company, at any time while the Options are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Shares on account of such Shares, other than (a) as described in section 6.1 above, or (b) as an Ordinary Cash Dividends (as defined below), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board of Directors of the Company, in good faith) of any securities or other assets paid on each Share in respect of such Extraordinary Dividend. For purposes of this Section 6(b), “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 6 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Shares issuable on exercise of the Options) to the extent it does not exceed 5% of the Fair Market Value (as defined above) of the Company.

c.Aggregation of Shares. If after the date hereof, the number of outstanding Shares of the Company is decreased by a consolidation, combination, reverse share sub-division or reclassification of Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Shares issuable on exercise of the Options shall be decreased in proportion to such decrease in outstanding Shares.

d.Adjustments in Exercise Price. Whenever the number of Shares purchasable upon the exercise of the Options are adjusted, as provided in any of the subsections of this Section 6, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares purchasable upon the exercise of the Options immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

7.Valid Issuance. All Shares issued upon the proper exercise of the Options in conformity with this Agreement and the Company’s articles of association, as amended from time to time, shall be validly issued, fully paid and non-assessable.

8.Due Authorization. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the rights of creditors generally or by the application of general equity principles.

9.Private Placement and Share Registration. The Investor agrees and acknowledges that, if the Options are exercised, the Shares will be issued to the Investor and/or any of the Permitted Transferees based on a private placement exemption from applicable U.S. securities laws and may not be immediately registered under the U.S. Securities Act of 1933 (unless an effective registration statement exists covering such Shares) and thus may not be available for trading on the Nasdaq or any other stock exchange at the time of the issuance of such Shares unless registered. The Company agrees and acknowledges that it will take all required actions to duly register the Shares to be issued pursuant to the Options under the U.S. Securities Act of 1933.

10.Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the written consent of the parties hereto.

11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

12.Waiver. The failure or delay on the part of any party hereto to exercise any right, remedy, power or privilege shall not operate as a waiver thereof. Any waiver must be in writing and signed by the party making such waiver. A written waiver of any default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

13.Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, and permitted successors and assigns.

14.Necessary Acts. Each party hereto shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purposes of this Agreement.

15.Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of Germany.

16.Notices. All notices and other communications required or which may be given hereunder shall be in writing and shall be deemed effectively given or received for all purposes only (i) when presented by mail to the Company's principal offices, or (ii) on the date of transmission if sent by e-mail.

17.Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered in connection with the construction or interpretation of this Agreement.

18.Entire Agreement. This Agreement, together with the documents referenced herein, contains all of the agreements of the parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

IN WITNESS WHEREOF, the Company and the Investor have duly executed this Share Option Agreement as of the day and year first above written.

SCHMID Group N.V.

/s/ Arthur Schuetz

Black Forest Special Situations I

/s/ David Robert Bulley

David Robert Bulley

Director

Execution Version

EXHIBIT A

Form of Written Notice of Exercise of Options

The undersigned hereby exercise(s) the share options granted pursuant to the Share Option Agreement dated January 23, 2026 between SCHMID Group N.V. (the “Company”) and Black Forest Special Situations I.

In accordance with the Share Option Agreement the Exercise Price per Share agreed is $ 4.1956 and the number of Options exercised with this Written Notice is                            .

Total Exercise Price for all Shares as per the Share Option: $

Please have the Shares registered in the following name or names*:

Name:	Number of Shares:
Name:	Number of Shares:
Name:	Number of Shares:
Name:	Number of Shares:

DATED:

[Name of Investor / Name(s) of Permitted Transferee(s)]

*The shares may be registered only in the name of Black Forest Special Situations I or any of the Permitted Transferees in accordance with the Share Option Agreement

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